AllianceBernstein Growth Fund
811-05088

77.D0 - Policies with Respect to Security Investment


AllianceBernstein Growth Fund
Forms of Resolutions for Adoption at
Regular Meetings of Board of Directors
March 13, 2013

      RESOLVED, that the Board of Directors
hereby determines that revising the
non-fundamental investment policies of
AllianceBernstein Growth Fund (the Growth Fund) is advisable and in the best interests of the Fund, and that the proposed revisions to the non-fundamental investment policies and management team as indicated in Annex I are hereby approved;
      RESOLVED, that the Board of Directors
hereby approves the use of the Russell 3000 Growth
Index as the primary performance benchmark for the Fund;



(Growth)
	RESOLVED, that the following named individual is hereby elected to the office set forth after his name to serve as an officer of the Fund until his successor is duly elected and qualified:

	Bruce K. Aronow		Vice President



	RESOLVED, that the aforementioned Vice
Presidents are hereby designated as persons empowered to authorize the purchase and sale of portfolio securities on behalf of the Fund; and

	RESOLVED, that the Board of Directors
authorizes the officers of the Fund to take whatever action is necessary in connection with the changes set forth above, including supplementing prospectuses.

Annex I

	The Adviser recommended to the Board of
Directors that the non-fundamental policies and
fundamental management approach of the
AllianceBernstein Growth Fund of the
AllianceBernstein Portfolios be modified so that the
Fund:
(1)	Is managed by a team of portfolio managers
rather than the sector analyst-based management
currently in use;
(2)	Invest in a smaller number of issuers than is
currently the case; and
(3)	Place more emphasis on investments in mid-and
smaller-capitalization companies.